JOINT VENTURE AGREEMENT

This joint venture agreement (“Agreement”) is made and entered into effective 19 October 2009 (the “Effective Date”) in Carson City, Nevada by and between TRINITY ALPS RESOURCES, INC., a Nevada domestic corporation, c/o Rutledge Law Center Ltd., 318 North Carson Street, Suite 103, Carson City, Nevada 89701 (“Trinity Alps”), and AMERICAN SIERRA GOLD CORP., a Nevada domestic corporation, c/o Nevada Agency and Transfer Company, 50 West Liberty Street, Suite 880, Reno, Nevada 89501 (“American Sierra”).   Trinity Alps and American Sierra are the only parties to this Agreement and are at times referred to herein singly as a “Party” and collectively as the “Parties.”

RECITALS

A.	Trinity Alps owns the mining claims more-precisely described in this Agreement’s Exhibit A (the “Claims”).
B.	American Sierra desires to develop the mine underlying the Claims (the “Mine”) with the intent to ultimately own and control an undivided interest in the Claims of as much as 75%.
C.	Trinity Alps is willing to allow American Sierra to purchase an interest in the Claims as provided for herein.

In consideration of this Agreement’s covenants and undertakings, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.           CONSIDERATION.

1.1           Signing Fee.  Within two (2) business days after the later of the two Parties executes this Agreement, American Sierra shall pay Trinity Alps twenty five thousand dollars ($25,000 USD) in immediately-available funds (“Signing Fee”).  The Signing Fee is non-refundable, non-contingent, and is due in addition to the one hundred thousand dollars ($100,000 USD) paid by American Sierra to Trinity Alps prior hereto to acquire the exclusive option provided for in the Parties’ earlier letter agreement (the “LOI Option Fee”), and all other amounts due to Trinity Alps from American Sierra hereunder.  The Signing Fee and the LOI Option Fee, together totaling one hundred twenty five thousand dollars ($125,000 USD), shall be credited toward the $2,000,000 contribution requirement provided for below in Section 1.4.3 for the 75% Ownership Option set forth in Section 2 hereof.

1.2           Stock.  In addition to the Signing Fee and all other payments contemplated and/or provided for herein, as a condition to Closing, American Sierra shall, for the adequate consideration recited herein and hereby acknowledged as received by American Sierra hereunder, irrevocably assign to Trinity Alps two million shares (2,000,000) of authorized common stock in American Sierra (“Stock”) in such name(s) as then-designated by Trinity Alps.  American Sierra shall, at and as part of Closing, deliver the Stock to the Trust Account Administrator for forwarding and delivery to Trinity Alps’ or its designee, assignee or successor as follows:

1.2.1	500,000 shares of the Stock on 15 January 2010;

1.2.2	500,000 shares of the Stock exactly six (6) months after Closing;

1.2.3	500,000 shares of the Stock exactly nine (9) months after Closing; and

1.2.4	500,000 shares of the Stock exactly twelve (12) months after Closing.

Trinity Alps’ rights, title and interest in and to the Stock fully vest as irrevocable at Closing and remain as such despite any post-Closing breach or default by American Sierra; provided, however, that any resale of Trinity Alps’ Stock shall be restricted to the extent required by the Securities Act of 1933, as amended (the “Securities Act”) and shall, to the extent required by the Securities Act and regulations promulgated thereunder, bear a legend detailing said resale restrictions.  The foregoing notwithstanding, upon Trinity Alps’ request, American Sierra shall promptly remove such restrictive legend and reissue said Stock to Trinity Alps on legend-free certificates at such time as the time-based sale restrictions have lapsed and all other requirements of Rule 144, as promulgated under the Securities Act, as may be applicable, have been met.  To the maximum extent permitted by law, including applicable federal and state securities and blue sky regulations, the holding period underlying said resale restriction shall begin upon issuance of the Stock at Closing, as delivered to the Trust Account Administrator hereunder.

1.3           Warrants.  In addition to the Signing Fee, the Stock, and all other payments contemplated and/or provided for herein, as a condition to Closing, American Sierra shall irrevocably and in writing give to Trinity Alps warrants to purchase two million (2,000,000) shares of already-approved-and-issued-but-not-outstanding common stock in American Sierra at any time within five (5) years from Closing at one dollar and twenty five cents ($1.25) per share (“Warrants”).  The Warrants shall be issued by American Sierra to Trinity Alps in such name(s) as then-designated by Trinity Alps.  Although Trinity Alps’ rights, title and interest in and to the Warrants fully vest as irrevocable at Closing, and remain as such despite any post-Closing breach or default by American Sierra, the Warrants shall be issued and delivered at and as part of Closing to the Trust Account Administrator for forwarding and delivery to Trinity Alps’ or its designee, assignee or successor as follows:

1.3.1	500,000 of the Warrants on 15 January 2010;

1.3.2	500,000 of the Warrants exactly six (6) months after Closing;

1.3.3	500,000 of the Warrants exactly nine (9) months after Closing; and

1.3.4	500,000 of the Warrants exactly twelve (12) months after Closing.

Trinity Alps’ sale of the Warrants and/or the securities issued upon exercise of the Warrants will be restricted to the extent required by the Securities Act and shall, to the extent required by the Securities Act and regulations promulgated thereunder, and shall bear a legend detailing said resale restrictions.  The foregoing notwithstanding, upon Trinity Alps’ request, American Sierra shall promptly remove such restrictive legends and reissue said Warrants and securities issued upon the exercise of the Warrants to Trinity Alps in legend-free form at such time as the time-based sale restrictions have lapsed and all other requirements of Rule 144, as promulgated under the Securities Act, as may be applicable, have been met.  To the maximum extent permitted by law, including applicable federal and state securities and blue sky regulations, the holding period underlying said resale restriction, assuming the cashless exercise of the Warrants in the case of the securities underlying the Warrants, shall begin upon issuance of the Warrants at Closing, as delivered to the Trust Account Administrator hereunder.

1.4           American Sierra must pay the following consideration to exercise the 75% Ownership Option provided for in Section 2 below:

1.4.1
At and as part of Closing, American Sierra must pay one hundred fifty thousand dollars ($150,000 USD) in immediately-available funds (the “Closing Payment”) into the Trust Account (as defined herein).  Another one hundred fifty thousand dollars ($150,000 USD) in immediately-available funds must be paid into the Trust Account within three (3) months after Closing.  Collectively, the Closing Payment and the second $150,000 payment are hereby defined in aggregate as the “First Semester Payment”.  Any funds paid into the Trust Account during the six (6) months following Closing that exceed the First Semester Payment shall be credited toward the $2,000,000.00 contemplated in Section 1.4.3 below (but not toward the Second Semester Payment (as defined below)).  The Trust Account Administrator shall only release funds from the First Semester Payment to the Operating Entity or Holding Company, as the case may be, upon presentment of an invoice for an expenditure provided for in the approved year one work plan attached hereto as Exhibit B (the “Year One Work Plan”).  The Year One Work Plan will include, but not be limited to, all costs and expenses relating to and/or resulting from the Claims and/or the Mine’s development and/or operation, including taxes, Bureau of Land Management fees and costs, insurance, Claims-related fees, security and other deposits, reclamation and/or performance bonds, employee and/or contractor salaries, costs of forming and maintaining the Operating Entity, Holding Company, and other statutory business entities formed hereunder, plus all attorneys’, legal and accounting fees related to the negotiation, adoption and implementation of the Year One Work Plan.  The Year One Work Plan shall not be modified or in any way altered or deviated from without the express, written consent of both Parties.

1.4.2
No more than 6 months after Closing, American Sierra must pay an additional three hundred thousand dollars ($300,000.00 USD) in immediately-available funds into the Trust Account (the “Second Semester Payment”).  Any funds paid into the Trust Account in excess of the Second Semester Payment shall be credited toward the $2,000,000.00 contemplated in Section 1.4.3 below.  The Trust Account Administrator shall only release funds from the Second Semester Payment to the Operating Entity or Holding Company, as the case may be, upon presentment of an invoice for an expenditure provided for in the Year One Work Plan or Year Two Work Plan (as defined below).

1.4.3
In the two (2) years immediately following Closing, American Sierra must pay $2,000,000.00 USD into the Trust Account for release by the Trust Account Administrator upon presentment of an invoice for expenditures provided for in the Year One Work Plan and/or the year-two work plan to be prepared and approved by Trinity Alps and American Sierra for the Operating Entity and submitted to the Trust Account Administrator within ten (10) months from Closing (the “Year Two Work Plan”).    The Year Two Work Plan will include, but not be limited to, all costs and expenses relating to and/or resulting from the Claims and/or the Mine’s development and/or operation, including taxes, Bureau of Land Management fees and costs, insurance, Claims-related fees, security and other deposits, reclamation and/or performance bonds, employee and/or contractor salaries, costs of maintaining the Operating Entity, Holding Company, and any other statutory business entities formed hereunder, plus all attorneys’, legal and accounting fees related to the negotiation, adoption and implementation of the Year One Work Plan.  This $2,000,000.00 USD contribution requirement includes all amounts paid to Trinity Alps or paid into the Trust Account under Sections 1.1, 1.4.1, 1.4.2, 1.7 and/or 9.  The Year Two Work Plan shall not be modified or in any way altered or deviated from without the express, written consent of both Parties.

1.5           Trinity Alps may, in its sole discretion, but need not, pay one or more of the costs and/or expenses included in the Year One Work Plan and/or Year Two Work Plan (the “Operating Costs”), but any and every such payment shall only be an advance on the Operating Entity’s behalf — and Trinity Alps shall be reimbursed therefor within ten (10) business days after delivery to the Operating Entity of every such invoice.  The amount of every such invoice for which Trinity Alps is not fully-reimbursed within the mandated 10-day period shall automatically and immediately increase by a late fee equal to ten percent (10%) thereof.  Additionally, that aggregated amount shall further increase by three percent (3%) for each month or portion thereof that Trinity Alps remains unreimbursed for the entire amount then-due.

 1.6           At Closing, every cost and/or expense related to the Claims and/or the Mine that was paid by Trinity Alps for a benefit that lasts past 19 August 2009 shall be reimbursed to Trinity Alps by American Sierra on a pro-rated basis.  Additionally, every cost and/or expense related to the Claims and/or the Mine that was paid by Trinity Alps on or after 19 August 2009 but prior to Closing shall, at Closing, be reimbursed to Trinity Alps by American Sierra.  After Closing and during the Term, every cost and/or expense related to the Claims and/or the Mine that, after Closing, accrues and/or is received by Trinity Alps or the Operating Entity or Holding Company, shall be promptly paid by the Trust Account Administrator from funds paid into the Trust Account hereunder.  All such costs and expenses are itemized on the attached Exhibit D and shall be credited toward the First Semester Payment.

1.7           Trinity Alps shall, prior to Closing, form the Operating Entity and Holding Company, and purchase company record books for same, with the costs of the foregoing being promptly reimbursed by American Sierra (such reimbursement amount expressly including the attorneys’, legal, filing, formation and accounting fees incident to the foregoing).  All other costs related to the Claims and/or the Mines shall be due from and paid by American Sierra through the Operating Entity or, to the extent such expenses are related to the Claims and/or the Mines but do not concern the Mine’s operating, through the Holding Entity, as part of the Year One Work Plan, Year Two Work Plan, and/or such other work plan as may hereafter be approved by the Parties and submitted to the Trust Account Administrator for administration hereunder, respectively (collectively, the “Plans”), with said expenditures credited toward American Sierra’s $2,000,000.00 USD contribution requirement under Section 1.4 above.

2.           75% OWNERSHIP OPTION.  So long as American Sierra: has paid the $2,000,000 within two (2) years from Closing, with such funds hereby irrevocably designated and committed for expenditure under the Year One Work Plan, Year Two Work Plan, and/or such other work plans as may be hereafter approved by both Parties in writing, and as otherwise provided for in Section 1.4.3 above; has not failed to cure a breach hereof or default hereunder within forty five (45) calendar days’ notice thereof; and is not then in breach of or default hereunder (each a “Condition Precedent”), then “Vesting” will have automatically occurred and the Holding Company and Operating Entity shall each promptly thereafter issue American Sierra an equity interest in the Holding Company and Operating Entity, respectively, equal to a 75% ownership interest therein (“75% Ownership Option”).

3.           INTERMEDIATE AND IMMEDIATE OWNERSHIP INTEREST.  In exchange for the Signing Fee, the LOI Option Fee, and the Closing Payment, American Sierra shall as part of Closing receive a seven percent (7%) founding-member membership interest in the Operating Entity and Holding Company (“Immediate Ownership Interest”) with Trinity Alps holding all other founding-member membership interest in said statutory business entities.  Thereafter and until American Sierra satisfies every Condition Precedent detailed above in Section 2 (and therefore deemed to have exercised the 75% Ownership Option), American Sierra’s ownership interest in the Operating Entity and Holding Company shall increase by one percentage point (1%) for each additional forty thousand dollars ($40,000 USD) paid into the Trust Account hereunder for expenditure under the Year One Work Plan, Year Two Work Plan, or such other work plan as may hereafter be approved by the Parties — with such membership units being issued in certificate form and dispatched by the Operating Entity and Holding Company within thirty (30) calendar days after the end of the calendar quarter in which the Trust Administrator releases each such $40,000-block of funds for expenditure under the Year One Work Plan, Year Two Work Plan, or such other work plan as may hereafter be approved by the Parties and submitted to Escrow Holder for administration hereunder (“Intermediate Ownership Interest”).  To the extent the Operating Entity and/or Holding Company is not controlled by American Sierra pursuant to the Voting Agreement attached hereto as Exhibit C, the Operating Entity’s and/or Holding Company’s failure to issue said membership units as the case may be, shall constitute a material breach hereof and default hereunder — subject to a ten (10) business day cure period.  The foregoing notwithstanding, and subject only to exercise of its 75% Ownership Option, American Sierra’s Intermediate Ownership Interest shall not hereunder exceed a forty percent (40%) ownership interest in either the Holding Company or Operating Entity.

4.           DEAL STRUCTURE.

4.1           Operating Entity.  Prior to Closing, the Parties will agree upon at least two acceptable entity names and Trinity Alps shall select a name from those two names and shall form a California domestic limited-liability company to act as the Mine’s operator (“Operating Entity”).  Initially, the Operating Entity shall be seven percent (7%) owned by American Sierra and ninety three percent (93%) owned by Trinity Alps; however, the Operating Entity shall issue membership units to American Sierra as provided for in Section 3 above in contemplation of American Sierra’s exercise of the 75% Ownership Option or the resulting Intermediate Ownership Interest.  Before the Operating Entity is formed and, in any event, prior to Closing, the Operating Entity’s operating agreement, and the contemplated post-formation minutes and/or actions by unanimous written consent must be approved by the Parties in writing.

4.2           Holding Company.  Prior to Closing, the Parties will agree upon at least two acceptable entity names and Trinity Alps shall select a name from those two names and shall form a California domestic limited-liability company to receive and own the Claims (“Holding Company”).  Initially, the Holding Company shall be seven percent (7%) owned by American Sierra and ninety three percent (93%) owned by Trinity Alps; however, the Holding Company shall issue membership units to American Sierra as provided for in Section 3 above in contemplation of American Sierra’s exercise of the 75% Ownership Option or the resulting Intermediate Ownership Interest.  After the Holding Company is formed and after the Holding Company’s operating agreement, and post-formation minutes and/or actions by unanimous written consent are formally approved and adopted (all of which must be previously approved in writing by the Parties and completed prior to Closing), Trinity Alps shall promptly transfer the Claims to the Holding Company by quitclaim deed.  Thereafter, the Holding Company shall promptly issue unit certificates to its members — with American Sierra receiving one or more certificates that, in aggregate, represent a one percent (1%) ownership and equity interest in the Holding Company for each $40,000 USD expended (as provided for above in Section 3).  In recognition of monies paid hereunder at and/or prior to Closing, Trinity Alps hereby recognizes and acknowledges that American Sierra shall, at the Holding Company’s formation, own a seven percent (7%) ownership and equity interest in the Holding Company.  This process will repeat with each $40,000 USD-expenditure from the Trust Account — until American Sierra’s ownership and equity interest in the Holding Company is accurate (subject to the 40% equity cap set forth in Section 3).

4.3           Operating Agreements.  The Parties shall agree upon and execute an operating agreement for each of the Holding Company and Operating Entity prior to Closing and prior to transfer of the Claims into the Holding Company.

4.4           Management Control.  By way of the voting agreement attached as Exhibit C (“Voting Agreement”), American Sierra shall, from the date of Closing until the Voting Agreement’s expiration, enjoy the exclusive, unfettered and unobstructed right to vote all of Trinity Alps’ membership units in the Operating Entity and Holding Company (such that American Sierra shall enjoy full management control of the Operating Entity and Holding Company).  The foregoing notwithstanding, Trinity Alps must approve and consent to the contemplated articles of organization and an operating agreement for the Operating Entity and Holding Company, respectively, prior to the filing and/or adoption of same, respectively.

4.5           American Sierra Board of Directors Seats.  From the Effective Date until termination of this Agreement or the Term’s end, as applicable, Trinity Alps shall appoint one third (1/3) of the directors on American’s Sierra’s Board of Directors (the “Board”), to the maximum extent permitted by Nevada law and American Sierra’s articles of incorporation.  To the extent that this power of appointment displaces certain existing directors from their seats, American Sierra may increase the number of Board seats to avoid such displacement.  However, in no event shall Trinity Alps’ appointees occupy less than one third of all such seats / directorships.

Notwithstanding the foregoing, at the Term’s end, Trinity Alps shall thereafter, on a going-forward basis, only have the right to appoint one fifth (1/5) of the directors on the Board.  To the extent that this power of appointment displaces certain existing directors from their seats, American Sierra may increase the number of Board seats to avoid such displacement.  However, in no event shall Trinity Alps’ appointees occupy less than one fifth of all such seats / directorships.

Upon termination hereof by either Party, Trinity Alps shall thereafter no longer have the right to appoint any directors to the Board.

5.           ESCROW TRUST ACCOUNT; CLOSING.

5.1           Trust Account.  Within three (3) business days from the Effective Date, Trinity Alps shall open an escrow account (“Trust Account”) with an attorney-at-law or other trust account administrator to be selected by American Sierra after the Effective Date and approved by Trinity Alps in its sole but reasonable discretion prior to Closing (“Trust Account Administrator”).  The Trust Account Administrator shall establish and administer the Trust Account according to this Agreement’s terms and conditions (the “Escrow Instructions”).  The cost of the Trust Account and its administration, including Trust Account Administrator’s fees, shall be paid for by American Sierra and credited toward the contemplated $2,000,000 contribution described above in Section 1.4.

5.2           Closing.  “Closing” means consummation of the underlying transaction as memorialized herein, including, but not limited to, the complete satisfaction of all Closing conditions set forth herein and the timely and complete performance of all Closing obligations.  Closing must occur on or before 23 October 2009 (unless hereafter extended by the Parties by signed, written amendment hereof).  Despite the fact that time is of the essence, Closing shall only occur, if ever, after both Parties are satisfied in their respective, sole and absolute determinations that, among other things: all regulatory approvals required to consummate the Agreement’s underlying transaction are obtainable; both Party’s boards of directors have approved in a satisfactory manner the Agreement’s underlying transactions; all required third-party consents have been received and/or are readily obtainable; all due diligence investigations by a Party of the other Party and/or otherwise concerning the contemplated transaction are acceptable to the investigating Party; and all representations and warranties or other promises or guarantees made by the other Party are complete and accurate as of Closing.

6.           YEAR ONE WORK PLAN; YEAR TWO WORK PLAN.

6.1           Year One Work Plan.  A plan for the Mine’s operation, exploration and development for the twelve (12) months immediately following Closing is attached hereto as Exhibit B.  As noted above, that plan has been defined herein as the Year One Work Plan.
The Parties have each reviewed and approved the Year One Work Plan, and hereby so direct the Trust Account Administrator to abide by and honor same.

6.2           Year Two Work Plan.  A plan for the Mine’s operation, exploration and development for the thirteenth (13th) through twenty fourth (24th) months following Closing (already defined herein as the Year Two Work Plan) shall be prepared by the Operating Company and submitted to American Sierra and Trinity Alps for approval within ten (10) months from Closing.  Neither American Sierra nor Trinity Alps shall unreasonably withhold its approval of and consent to the Year Two Work Plan, and no such refusal to approve of and consent to same shall be lodged without an itemized, detail explanation and a suggested, alternative Year Two Work Plan for consideration.

7.           TERM & TERMINATION.  This Agreement begins on the Effective Date and automatically and immediately expires three (3) years thereafter (the “Term”).  This Agreement may be terminated prior to the end of the Term by mutual written consent of the Parties or by either Party if the other Party does not timely and fully cure a material breach hereof or default hereunder as provided for herein.

Specifically, if a material breach hereof or default hereunder by either Party is not cured within forty five (45) calendar days after the breaching or defaulting Party is notified of same, the non-breaching and/or non-defaulting Party may, in its sole and arbitrary discretion, immediately terminate this Agreement and retain any money already paid hereunder.  After such termination, all then-prospective, then-executory obligations hereunder shall be null and void (except as otherwise expressly provided for herein).  Despite anything to the contrary herein, however, so long as Trinity Alps has fully and timely cured any breach hereof or default hereunder, Trinity Alps shall nevertheless receive and irrevocably and permanently retain the Signing Fee, the LOI Option Fee, and all Stock and Warrants, regardless of any expiration or termination hereof.

8.           REPRESENTATIONS, WARRANTIES AND COVENANTS.

8.1           By Trinity Alps.  On the Effective Date and as of Closing, Trinity Alps hereby represents, warrants and covenants to American Sierra that, except as was already disclosed to American Sierra in the title report and/or via overnight mail on Thursday, 2 July 2009 or otherwise, all of which are attached hereto as Exhibit E:

8.1.1	its entry into this Agreement does not violate any agreement with, or rights of, any other party;
8.1.2	it shall honor and timely, properly and completely fulfill every obligation imposed upon it herein;
8.1.3	it holds any and all rights necessary to perform its obligations under this Agreement; and
8.1.4
with respect to Claims, and subject to the paramount title of the United States, to the best of Trinity Alps’ knowledge: (i) the Claims were properly laid out and monumented; (ii) all required location and validation work was properly performed; (iii) location notices and certificates were properly recorded and filed with appropriate governmental agencies; (iv) all assessment work required to hold the unpatented mining claims has been performed and all governmental fees have been paid as necessary to maintain the Claims through the assessment year ending September 1, 2010; (v) all affidavits of assessment work, evidence of payment of governmental fees, and other filings required to maintain the claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies; (vi) the claims are free and clear of encumbrances or defects in title; (vii) the conditions existing on or with respect to the Claims and its ownership and operation of the Claims are not in violation of any laws (including without limitation applicable environmental laws) nor causing or permitting any damage (including Environmental Damage, as defined below) nor are they the subject of any pending or threatened litigation; (viii) there have been no past violations by it or by any of its predecessors in title of any environmental laws or other laws continuing to affect the Claims, nor any past creation of damage or threatened damage to the air, soil, surface waters, groundwater, flora, fauna, or other natural resources on, about or in the general vicinity of the Claims (“Environmental Damage”); and (ix) there are no directly conflicting mining claims.  Nothing in this subsection, however, shall be deemed to be a representation or a warranty that any of the unpatented mining claims contains a valuable mineral deposit.

8.2           By American Sierra.  American Sierra hereby represents, warrants and covenants to Trinity Alps that, on the Effective Date and as of Closing:

8.2.1	its entry into this Agreement does not violate any agreement with, or rights of, any other party;
8.2.2	it shall honor and timely, properly and completely fulfill every obligation imposed upon it herein; and
8.2.3	it holds any and all rights necessary to perform its obligations under this Agreement.
8.2.4	Trinity Alps shall enjoy the unfettered right to participate in each and every future offering of shares, regardless of class, in American Sierra.
8.2.5
If Trinity Alps’ equity stake in American Sierra is to be diluted by twenty percent (20%) or more because of any stock issuance or aggregation of stock issuances by American Sierra, then, in addition to all other rights and remedies afforded Trinity Alps hereunder, American Sierra shall, free-of-charge and at Trinity Alps’ discretion and direction, immediately issue Trinity Alps an additional five hundred thousand (500,000) shares of Stock and an additional five hundred thousand (500,000) Warrants.

8.2.6	it has and, at Closing, will have, only one (1) class of stock; and
8.2.7	it is a “reporting issuer” with the United States Securities and Exchange Commission.

8.3           Nothing More.  Neither Party makes any representation, warranty, covenant or guarantee to the other Party not expressly set forth herein.

9.           FAGEN RETENTION.  American Sierra shall, prior to Closing, enter into a written independent contractor agreement with Patrick A. Fagen, whereby, for one (1) year from Closing, American Sierra shall pay him on a monthly basis and in advance $7,500 per month to lead operation of the Mine.  This agreement shall automatically renew and extend for an additional one-year term, also at $7,500 per month, unless Mr. Fagen receives a written “notice of non-renewal” no less than forty five (45) days’ prior to the initial, one-year term’s expiration.  The foregoing notwithstanding, the independent contractor agreement shall have a 30-day termination-for-cause provision.  All money paid to Patrick A. Fagen under such independent contractor agreement shall be credited toward the contemplated $2,000,000 contribution described above in Section 1.4.3.

The Parties hereby recognize that this requirement has been requested by Trinity Alps with the intention that Mr. Fagen’s expressly contracted involvement establishes a continuity of operations and therefore benefits both Parties.

10.           DOCUMENT PREPARATION COSTS.  Although the Parties each recognize and acknowledge that this Agreement was prepared by Trinity Alps’ legal counsel for Trinity Alps’ sole benefit, American Sierra has been represented by legal counsel through this entire matter’s history, and this Agreement is therefore the result of the arms length negotiation of two sophisticated, represented parties.  Accordingly, this Agreement shall be construed fairly with no inference drawn against the drafting Party — and American Sierra shall, at and as part of Closing, reimburse Trinity Alps for fifty percent (50%) of the  amount due from Trinity Alps to its legal counsel, Rutledge Law Center Ltd., to negotiate, draft and revise this Agreement.  Money reimbursed under this Section 10 shall not be credited toward the contemplated $2,000,000 contribution described above in Section 1.4.3.

11.           ARBITRATION.  With the exception of equitable relief granted under Section 12.9 hereof, all claims, disputes and other matters in question arising out of or relating to this Agreement or the breach or interpretation thereof, will be resolved by binding arbitration before a sole arbitrator, selected by the mutual agreement of the Parties, to be conducted in Carson City, Nevada.  The arbitration will be administered by the American Arbitration Association under its Commercial Arbitration Rules.  Any award or decision obtained from any such arbitration proceeding will be final and binding on the Parties, and judgment upon any award thus obtained may be entered in any court having jurisdiction thereof.  As provided for in the introductory clause to this Section 11, nothing herein contained will bar the right of a Party to seek to obtain judicial injunctive relief or other judicial provisional remedies against threatened or actual conduct that will cause loss or damages under the usual equity rules, including the applicable rules for obtaining preliminary injunctions and other provisional remedies.

12.           GENERAL PROVISIONS

12.1           Miscellaneous.  The exhibits referenced in this Agreement are hereby incorporated herein as though expressly set forth.  When used herein, the terms defined when initially capitalized have the ascribed meanings.  This Agreement may be executed in counterparts, with each deemed an original but all constituting one instrument.  Facsimile and photocopied signatures bind the Parties.  Either Party’s nonperformance shall be excused to the extent rendered impossible by: strike; fire; flood; governmental acts, orders or restrictions; and/or any other similar reason where failure to perform is beyond the control and not caused intentionally or negligently by the nonperforming Party.  No Party is an agent or partner with the other, and no Party has the authority to assume or create any obligation for or on behalf of the other.  This Agreement’s title and headings are for reference only and do not define or limit this Agreement’s scope.  All decisions to be made by a Party hereunder shall be at such Party’s sole and arbitrary discretion, except as otherwise provided for herein.  Any provision herein that may reasonably be interpreted as being intended to survive this Agreement’s termination or expiration shall do so.  All payments required herein are due in United States Dollars from an immediately available source.  This Agreement’s time periods shall be computed by excluding the first day and including the last.  Except if otherwise specifically noted, time is of the essence and all periods referencing days shall be measured by calendar days, and, if the last day in a given period falls on a weekend or legal holiday, then the last day thereof shall be the next business day thereafter. Except as may otherwise be specified herein, no action by a Party against another for breach hereof is limited to breach of contract remedies.

12.2           Governing Law; Jurisdiction / Venue.  This Agreement will be exclusively interpreted and enforced in a state court in Carson City, Nevada under Nevada law (without reference to its choice of law rules).  The Parties hereby consent to such venue, governing law, and the jurisdiction of such court.

12.3           Confidentiality.  This Agreement’s terms and any information marked confidential or proprietary that is afforded by one Party to the other shall not be disclosed by the receiving Party (“Receiving Party”) to any other person or entity, except as required: by court order, by any governmental authority, by law or any other legal process; or for the legitimate conduct of the Receiving Party’s business (such as a disclosure to the Party’s attorney or accountant), but only as necessary for the foregoing purpose.  The Receiving Party shall take reasonable precautions to prevent any further disclosure of the protected information by those to whom disclosure is herein permitted.  Nothing herein shall limit or be read or construed to imply that the consent or permission of the other Party is required for a Party to issue, publish and/or disseminate truthful, accurate and complete information regarding the underlying relationship — so long as same is done in the releasing Party’s ordinary course of business and conduct, including by way of press release or conference.

12.4           Entire Agreement.  This Agreement sets forth the Parties’ entire agreement and understandings relating to the subject matter herein and merges and supersedes all prior agreements, writings and understandings.  This Agreement (and any waiver of any rights herefrom) shall not be amended or modified unless in a writing signed by the Parties, and is intended by the Parties to be read in concert with the contemplated operating agreements for the Operating Entity and Holding Company.  To the extent that this Agreement and either or both of such operating agreements conflict, this Agreement shall govern.

12.5           Legal Expenses.  The prevailing Party in any legal action brought against the other Party (and relating hereto) shall be entitled, to, inter alia, reimbursement for its expenses, including court costs and reasonable attorneys’ and expert witness fees and expenses.

12.6           Benefit.  This Agreement binds (and inures to the benefit of) the Parties, and the Parties’ respective heirs, assigns, successors and legal representatives, subject to any and all assignment restrictions set forth herein.  However, this Agreement is not a third party beneficiary contract (and no third party shall have any claim or right of action hereunder).

12.7           Severability / Waiver.  If a term hereof is held by a court of competent jurisdiction to be invalid or unenforceable, then all of this Agreement’s remaining terms shall, in sum, remain effective as if the objectionable term was not included (and the invalid or unenforceable term shall be judicially modified and read by the court to be enforceable to the maximum extent possible, if at all).  No delay, omission or failure to exercise any right or remedy provided for herein shall be deemed a waiver thereof or an acceptance of the event giving rise to such remedy.  Rather, every such right or remedy hereunder may be used as the Party exercising it deems expedient.

12.8           Assignment.  Neither this Agreement nor the rights and obligations hereunder shall be assigned or transferred by either Party, or to or by any third party (including by court order, operation of law, merger, statute, regulation, ordinance or otherwise) without the other Party’s prior express written consent.  Any attempt to otherwise assign this Agreement will be ineffective.

12.9           Injunctive Relief.  The Parties acknowledge that monetary damages are an inadequate remedy for the breach of certain provisions hereof.  Accordingly, if either Party breaches (or threatens to breach) any of his/her obligations hereunder, the other Party shall be entitled, without proving actual damage sustained, to a stipulated temporary restraining order, and shall thereafter be entitled to apply for a preliminary injunction, permanent injunction and/or order compelling specific performance, to prevent that continued or threatened breach.  Additionally, either Party may pursue other remedies available to it, including the recovery of damages.

12.10        Notice.  Any notice given hereunder shall be in writing and effective upon confirmed delivery to the appropriate Party by personal delivery, recognized overnight delivery service, or five (5) business days after being sent via first class mail postage prepaid at/to the respective Party’s address set forth at the beginning of this Agreement (or at/to such other address as a Party may provide by written notice to the other Party from time to time).

12.11        Independent Investigation.  Each Party has: independently evaluated the desirability of entering into this Agreement and is not relying on any representation, guarantee or statement not set forth herein; and has been afforded the opportunity to seek legal counsel with regards to its rights and obligations and has consulted or refused such counsel, and accordingly negotiated this Agreement.

12.12        Execution.  The Parties have executed this Agreement personally or by duly authorized representative and acknowledge that they understand and agree to be bound by it.

TRINITY ALPS RESOURCES, INC.	AMERICAN SIERRA GOLD CORP.
A Nevada Domestic Corporation	A Nevada Domestic Corporation
By: Patrick A. Fagen, President	By: Johannes Petersen, Chief Financial Officer

/s/ Patrick A. Fagen	/s/ Johannes Petersen